GlobalWise Investments, Inc. www.GlobalWiseInvestments.com Matthew Chretien, President & CEO 614-388-8909 Contact@GlobalWiseInvestments.com

Exhibit 99.1

GlobalWise Investments Announces Results for Fiscal Year 2013

COLUMBUS, OH – (Marketwire – March 31, 2014) – GlobalWise Investments, Inc. (OTCQB: GWIV) (OTCBB: GWIV) (the “Company”) (www.GlobalWiseInvestments.com) and its wholly owned subsidiary Intellinetics, Inc., a leading-edge technology company focused on the design, implementation and management of cloud-based Enterprise Content Management (“ECM”) systems in both the public and private sectors, announce financial results for the fiscal year ended December 31, 2013.

The Company's total revenues for the twelve months ended December 31, 2013 were $1,554,185 as compared to $2,734,950 for the same period in 2012, a decrease of $1,180,765, or 43%, primarily attributable to decreases in revenues from consulting services and software licenses with and without professional services.

Overall gross margins were 62% and 64% for the twelve months ended December 31, 2013 and 2012, respectively, a decrease of 2%.

Total operating expenses were $2,940,030 for the twelve months ended December 31, 2013 as compared to $3,424,507 for the twelve months ended December 31, 2012, representing a decrease of 14% or $484,477. The decrease in operating expenses is primarily due to a reduction in sales and marketing expense.

GlobalWise reported a net operating loss of $2,139,704 and $1,985,493 for the twelve months ended December 31, 2013 and 2012, respectively, representing an increase in net loss of $154,211 or 8%.

Matthew Chretien, President and CEO of GlobalWise stated, “In 2013, Intellinetics made significant efforts into refining and re-designing every detail of our channel partner strategy from a technology, process, tools, business model and market positioning perspective. This process consumed significant time and resources across the board but was crucial to improving revenue-generating effectiveness. MarketCommandTM was designed using feedback and analysis from our customers and channel partners. MarketCommandTM is a go-to-market approach that will become the de-facto standard for solution delivery into the SMB market, whose buyers place a premium on simplicity, minimizing disruption, and affordability when considering new business solutions. MarketCommandTM for our software platform, IntelliCloudTM, was launched in Q1 of 2014. It allows our partners to bundle IntelliCloudTM as an embedded part of the hardware or services they already provide. We are initially focused on recruiting dealers in the print/imaging channel and will expand to the adjacent and much larger IT value-added reseller channel as a next step.

The first two MarketCommandTM partners from the imaging channel were active by the end of Q1 of 2014. Combined, these carefully selected market leaders have 170 sales people serving over 40,000 active customers – large enough for a rigorous stress test of the program to ensure every aspect of the model works well. While feedback has been positive and new orders have been received under MarketCommandTM, moving from premise-based one-time sales to the new low-cost, cloud-based entry point for recurring sales is a difficult transition from a revenue perspective. We certainly experienced that revenue contraction in 2013. However, as the number of active subscribers continues to grow, recurring revenue increases. As we certify other software providers to participate in MarketCommandTM, we can benefit from additional revenue share from solutions such as device monitoring, power management and remote network management which can leverage the same infrastructure as IntelliCloudTM for activation.

Moving forward, our focus is on recruiting strong, highly qualified resellers under MarketCommandTM, which will increase the number of people, solutions, and services that use IntelliCloudTM. The stronger our reseller base, the more IntelliCloudTM customers activate with increasing recurring revenue generation as storage consumption grows. We already have several new companies lined up to partner with us under MarketCommandTM in Q2 of 2014 and the focus on expanding distribution is our number one priority. The link below shows a video example of the MarketCommandTM with IntelliCloudTM in action. Its power is in the simplicity of messaging and delivery.”

http://services.in2communications.com/download/dms/

About GlobalWise Investments, Inc.

GlobalWise Investments, Inc., via its wholly owned subsidiary Intellinetics, Inc., is a Columbus, Ohio based Enterprise Content Management (ECM) pioneer with industry-leading software that delivers cloud ECM based solutions on-demand. The Company’s flagship platform, Intellivue™, represents a new industry benchmark and game-changing solution by enabling clients to access and manage the content of every scanned document, file, spreadsheet, email, photo, audio file or video tape — virtually anything that can be digitized — in their enterprise from any PC, laptop, tablet or smartphone from anywhere in the world.

For additional information, please visit the Company’s corporate website: www.GlobalWiseInvestments.com

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GLOBALWISE INVESTMENTS, INC. and SUBSIDIARY

Consolidated Balance Sheets

ASSETS

	December 31,	December 31,
	2013	2012

Current assets:
Cash	$260,560	$46,236
Accounts receivable, net	144,071	332,413
Prepaid expenses and other current assets	39,242	40,026

Total current assets	443,873	418,675

Property and equipment, net	53,226	58,129
Other assets	28,925	37,239

Total assets	$526,024	$514,043

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable and accrued expenses	$502,646	$1,143,265
Deferred revenues	482,428	571,268
Derivative Liability	-	15,470
Notes payable - current	711,266	563,009
Convertible note payable, net of discount	-	107,518
Notes payable - related party - current	-	95,000
Total current liabilities	1,696,340	2,495,530

Long-term liabilities:
Deferred compensation	215,012	309,740
Notes payable - net of current portion	1,114,394	1,509,265
Notes payable - related party	222,915	369,415
Deferred interest expense	83,942	41,440
Other long-term liabilities - related parties	34,614	72,033

Total long-term liabilities	1,670,877	2,301,893

Total liabilities	3,367,217	4,797,423

Stockholders' deficit:
Common stock, $0.001 par value, 50,000,000 shares authorized; 47,362,047 and 36,490,345
shares issued and outstanding at December 31, 2013 and December 31, 2012, respectively	54,363	36,492
Additional paid-in capital	4,912,814	1,348,794
Accumulated deficit	(7,808,370)	(5,668,666)
Total stockholders' deficit	(2,841,193)	(4,283,380)
Total liabilities and stockholders' deficit	$526,024	$514,043

GLOBALWISE INVESTMENTS, INC. and SUBSIDIARY
Consolidated Statements of Operations

	For the Year Ended December 31,
	2013	2012

Revenues:
Sale of software licenses without professional services	$67,507	$188,894
Sale of software licenses with professional services	196,485	929,741
Software as a service	138,607	108,102
Software maintenance services	856,755	790,007
Consulting services	294,831	718,206

Total revenues	1,554,185	2,734,950

Cost of revenues:
Sale of software licenses without professional services	25,170	45,477
Sale of software licenses with professional services	283,374	469,252
Software as a service	27,592	28,232
Software maintenance services	124,430	119,727
Consulting services	124,663	318,831

Total cost of revenues	585,229	981,519

Gross profit	968,956	1,753,431

Operating expenses:
General and administrative	2,087,169	2,196,068
Sales and marketing	826,396	1,200,019
Depreciation	26,465	28,420

Total operating expenses	2,940,030	3,424,507

Loss from operations	(1,971,074)	(1,671,076)

Other income (expense)
Derivative gain (loss)	15,470	(15,470)
Interest expense, net	(184,100)	(298,947)

Total other income (expense)	(168,630)	(314,417)

Net loss	$(2,139,704)	$(1,985,493)

Basic and diluted net loss per share:	$(0.05)	$(0.06)

Weighted average number of common shares
outstanding - basic and diluted	45,289,553	32,866,979